Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ExamWorks Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-170487 and No. 333-177994) on Form S-8 of ExamWorks Group, Inc. of our reports dated March 2, 2015, with respect to the consolidated balance sheets of ExamWorks Group, Inc. as of December 31, 2013 and 2014, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of ExamWorks Group, Inc.

Our report dated March 2, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states the Cheselden, G&L Intermediate Holdings, Assess Medical Group Pty Ltd, Ability Services Network and Expert Medical Opinions acquisitions completed in 2014 were excluded from management’s assessment. The total assets and revenues of these entities represented approximately 19.6% and 6.7%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2014.

/s/ KPMG LLP

Atlanta, Georgia

March 2, 2015